Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of Sturm, Ruger & Company, Inc. of our reports dated February 22, 2023, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Sturm, Ruger & Company, Inc. and Subsidiary, appearing in the Annual Report on Form 10-K of Sturm, Ruger & Company, Inc. for the year ended December 31, 2022.

  /s/ RSM US LLP

Stamford, Connecticut

June 6, 2023